STATE OF DELAWARE
                              CERTIFICATE OF MERGER
                           OF DOMESTIC CORPORATION AND
                        FOREIGN LIMITED LIABILITY COMPANY


Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is CASTLE & MORGAN HOLDINGS, INC., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is FESTIVE WORLD, LLC., a New York Limited Liability Company.

SECOND: The Certificate of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is CASTLE & MORGAN HOLDINGS, INC.

FOURTH: The merger is to become effective on December __, 2003.

FIFTH: The Certificate of Merger is on file at 1175 Walt Whitman Road, Suite 100 Melville, New York 11747, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by an authorized officer, the __ day of December, 2003.


                                            CASTLE & MORGAN HOLDINGS, INC.


                                            By:  /s/ Christopher Kern
                                            --------------------------
                                            Name:    Christopher Kern,
                                                     President